DESCRIPTION OF GEORGIA-PACIFIC GROUP STOCK AND TIMBER STOCK

  The following description is qualified in its entirety by reference to Annex I to this Proxy Statement, which contains the full text of the Restated Articles. As required by Georgia law, the Restated Articles contained in Annex I identify all amendments to be made to the Articles in connection with the proposals set forth in the Notice of Special Meeting of Shareholders and the transactions contemplated hereby. See also Annex II to this Proxy Statement for illustrations of certain provisions of the Letter Stock Proposal.

  GENERAL. The Articles currently provide that the maximum number of shares of capital stock of the Company authorized to be outstanding at any one time consists of three classes, one of 10 million shares of Preferred Stock, without par value, one of 25 million shares of Junior Preferred Stock, without par value, and one of 150 million shares of Existing Common Stock, $.80 par value per share. There are 5 million shares of Junior Preferred Stock designated as Series A Junior Preferred Stock, none of which are outstanding. As of November 5, 1997, 92,607,677 shares of Existing Common Stock were issued and outstanding and no shares of Preferred Stock or Junior Preferred Stock were issued and outstanding.

  If the Letter Stock Proposal is adopted by the shareholders and implemented by the Board, the Articles will be amended (i) to designate the Timber Stock as a new class of common stock, consisting of 250 million authorized shares,
(ii) to redesignate each authorized share of Existing Common Stock as, and convert each such share into, one share of Georgia-Pacific Group Stock, (iii) to increase the number of shares of Georgia-Pacific Group Stock authorized for issuance from 150 million shares to 400 million shares and (iv) to delete or amend certain provisions of the Articles which are inconsistent with the Letter Stock Proposal as described below. Pursuant to the Letter Stock Proposal, the Board will also authorize a distribution and distribute Timber Stock to the shareholders on the basis of one share of Timber Stock for each share of Georgia-Pacific Group Stock outstanding on the Effective Date.

  In addition to the amendments to the Articles in connection with the Letter Stock Proposal, following the adoption of the Letter Stock Proposal, the Articles will be further amended by resolution of the Board (i) to reduce the number of authorized shares of Series A Junior Preferred Stock to zero, (ii) to designate 5 million shares of Junior Preferred Stock as "Series B Junior Preferred Stock," without par value per share (the "Series B Junior Preferred Stock") and (iii) to designate 5 million shares of Junior Preferred Stock as "Series C Junior Preferred Stock," without par value per share (the "Series C Junior Preferred Stock"). These amendments relating to the Junior Preferred Stock will be necessary as a result of the Letter Stock Proposal and its effect on the Rights Agreement. See "--Restated Rights Agreement."

  VOTING RIGHTS. Currently, holders of Existing Common Stock have one vote per share on all matters submitted to shareholders. In addition, holders of any series of Preferred Stock or Junior Preferred Stock would have the right to vote as a separate voting group under the Georgia Business Code and under the Restated Articles in certain circumstances. The Restated Articles will provide that the holders of all classes of Common Stock and any series of Preferred Stock and Junior Preferred Stock outstanding at the time of such vote and entitled to vote together with the holders of Common Stock will vote together as a single voting group on all matters as to which common shareholders generally are entitled to vote other than a matter with respect to which the Common Stock or either class thereof or any series of Preferred Stock or Junior Preferred Stock would be entitled to vote as a separate voting group. On all matters as to which all classes of Common Stock will vote together as a single voting group, (i) each outstanding share of Georgia-Pacific Group Stock will have one vote, and (ii) each outstanding share of Timber Stock will have a number of votes (including a fraction of one vote) equal to the quotient (rounded to the nearest three decimal places) of (A) the sum of (1) four times X over the five-Trading Day period ending on the 10th Trading Day prior to the record date for determining the holders of Common Stock entitled to vote, (2) three times X over the next preceding five-Trading Day period, (3) two times X over the next preceding five-Trading Day period and (4) X over the next preceding five-Trading Day period, divided by (B) the sum of (1) four times Y over the five-Trading Day period ending on such 10th Trading Day, (2) three times Y over the next preceding five-Trading Day period, (3) two times Y over the next preceding five-Trading Day period and (4) Y over the next preceding five-Trading Day period, where X is the average Market

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Value of a share of Timber Stock and Y is the average Market Value of a share of Georgia-Pacific Group Stock. If shares of only one class of Common Stock are outstanding, each share of that class shall be entitled to one vote. If any class of Common Stock is entitled to vote as a separate voting group with respect to any matter, each share of that class shall, for purposes of such vote, be entitled to one vote on such matter. It is expected that initially Georgia-Pacific Group Stock will have a substantial majority of the voting power of the Company because the aggregate market value of the outstanding shares of Georgia-Pacific Group Stock is expected initially to be substantially greater than the aggregate market value of the outstanding shares of Timber Stock.

  If the Letter Stock Proposal is approved by the shareholders and implemented by the Board, the Company will set forth the number of outstanding shares of Georgia-Pacific Group Stock and Timber Stock in its Annual and Quarterly Reports filed pursuant to the Exchange Act, and will disclose in any proxy statement for a shareholder meeting the number of outstanding shares and per share voting rights of the Georgia-Pacific Group Stock and the Timber Stock.

  The relative per share voting rights of the Georgia-Pacific Group Stock and the Timber Stock will fluctuate as described above depending upon changes in the relative Market Values of shares of such classes of Common Stock. The provision providing for a variable vote per share of Timber Stock is disadvantageous to the holders of Georgia-Pacific Group Stock or Timber Stock to the extent that the Market Value of such class of Common Stock decreases relative to the other, and is advantageous to the holders of Georgia-Pacific Group Stock or Timber Stock to the extent the Market Value of such class of Common Stock increases relative to the other. Fluctuations in the relative voting rights of the Georgia-Pacific Group Stock and the Timber Stock could influence an investor interested in acquiring and maintaining a fixed percentage of the voting power of the Company to acquire such percentage of both classes of Common Stock, and would limit the ability of investors in one class to acquire for the same consideration relatively more or less votes per share than investors in the other class.

  Following implementation of the Letter Stock Proposal, under the Georgia Business Code the holders of Georgia-Pacific Group Stock and Timber Stock will vote together as a single voting group, except as to certain amendments to the Restated Articles affecting, among other things, the designation, rights, preferences or limitations of a class of Common Stock or in connection with mergers and statutory share exchanges involving such amendments, in which case a separate vote by the holders of the particular class affected would also be required. Accordingly, if a separate vote on a matter by the holders of either Georgia-Pacific Group Stock or Timber Stock is not required under the Georgia Business Code or by stock exchange rules, and if the Board does not require a separate vote, the class, if any that is entitled to more than the number of votes required to approve such matter will be in a position to control the outcome of such vote even if the matter involves a divergence or conflict of the interests of the holders of the Georgia-Pacific Group Stock and the Timber Stock. Conversely, if a separate vote of the holders of either Georgia-Pacific Group Stock or Timber Stock is required, the holders of Georgia-Pacific Stock or Timber Stock could prevent approval of such matter even if the holders of a majority of the total number of votes entitled to be cast with respect to both Georgia-Pacific Group Stock and Timber Stock voting as a group were to vote in favor of it. Under the Georgia Business Code and the Restated Articles, approval of amendments to the Restated Articles will require the approval of the holders of a majority of the votes entitled to be cast on the matter by each voting group. Most other matters (other than the election of directors who are elected by a plurality of the votes cast) will be approved if the votes cast within the group favoring the action exceed the votes cast opposing the action. The Restated Articles, however, will require the affirmative vote of at least 75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors, voting as a single voting group, in order to approve certain amendments to the Bylaws and the Restated Articles. See "--Certain Anti-Takeover Provisions of Georgia Law and Georgia-Pacific's Articles, Bylaws and Restated Rights Agreement" and "Risk Factors--Limited Separate Shareholder Voting Rights; Effects on Voting Power."

  The Restated Articles will reserve to the Board the right to condition the submission of a particular matter on receipt of a separate vote of the holders of outstanding shares of Georgia-Pacific Group Stock or Timber

Stock. At present, the Board has no intention of imposing a separate vote requirement on any matter to be voted on in the foreseeable future.

  DIVIDENDS. Dividends or other distributions on the Georgia-Pacific Group Stock and the Timber Stock will be subject to substantially the same limitations as dividends or other distributions on the Existing Common Stock. Under the Georgia Business Code, dividends or other distributions are limited to legally available assets of the Company and subject to the prior payment of dividends or other distributions on any outstanding shares of Preferred Stock and Junior Preferred Stock. Under the Georgia Business Code, no dividends or other distributions may be made to shareholders if, after giving effect to such dividends or other distributions, (i) the Company would not be able to pay its debts as they become due in the usual course of business or (ii) the Company's total assets would be less than its total liabilities plus, subject to certain exceptions, any amounts necessary to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the shareholders receiving the dividend or other distribution. Currently, there are no outstanding shares of Preferred Stock or Junior Preferred Stock and accordingly, there are no preferential rights held by shareholders that are superior to the rights of holders of Common Stock. At the Effective Date, it is not anticipated that there will be any shareholders with any such preferential rights.

  Dividends or other distributions on the Georgia-Pacific Group Stock and the Timber Stock will be further limited by the Restated Articles to an amount not in excess of the Georgia-Pacific Group Available Dividend Amount and the Timber Group Available Dividend Amount, respectively. The "Georgia-Pacific Group Available Dividend Amount" or the "Timber Group Available Dividend Amount," on any date, means any amount in excess of the minimum amount necessary for the Georgia-Pacific Group or the Timber Group, respectively, to be able to pay its debts as they become due in the usual course of business (such amount with respect to a Group being referred to as an "Available Dividend Amount"), as determined by the Board of Directors exercising its business judgment based on the facts and circumstances then existing. This limitation will be applied to each Group as if such Group was a stand-alone company. Unlike the statutory limitations applicable to the Company set forth above, the Available Dividend Amount does not require a Group to satisfy the balance sheet limitation set forth in clause (ii) of the preceding paragraph.

  The Georgia Business Code limits the amount of dividends or other distributions on capital stock to the legally available assets of the Company, which are determined on the basis of the entire Company, and not just the respective Groups. Consequently, the amount of legally available assets will reflect the amount of any net losses of either Group, any dividends or other distributions on Georgia-Pacific Group Stock or Timber Stock or any Preferred Stock or Junior Preferred Stock and any repurchases of Georgia-Pacific Group Stock or Timber Stock or certain Preferred Stock or Junior Preferred Stock. Dividend or other distribution payments on the Georgia-Pacific Group Stock and on the Timber Stock could be precluded because of the unavailability of legally available assets under the Georgia Business Code, even though there may exist an Available Dividend Amount with respect to the relevant Group. There can be no assurance that an Available Dividend Amount will exist with respect to either Group.

  Subject to the prior payment of distributions on any outstanding shares of Preferred Stock and Junior Preferred Stock and the foregoing limitations, the Board will be able, in its sole discretion, to declare and pay dividends or other distributions exclusively on the Georgia-Pacific Group Stock, exclusively on the Timber Stock or on both, in equal or unequal amounts, notwithstanding the amount of dividends or other distributions previously declared on each class, the respective voting or liquidation rights of each class or any other factor.

  CONVERSION AND REDEMPTION. The Articles currently do not provide for either mandatory or optional conversion or redemption of the Existing Common Stock. The Letter Stock Proposal will permit the conversion and redemption of the Georgia-Pacific Group Stock and the Timber Stock upon the terms described below.


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

  For information concerning the definitions of "Convertible Securities," "Fair Value," "Market Capitalization," "Market Value," "Market Value Ratio of the Converted Stock to the Consideration Stock," "Publicly Traded" and "Trading Days" as used below, see "Index of Defined Terms."

  Mandatory Dividend on or Redemption or Conversion of Common Stock. Upon the sale, transfer, assignment or other disposition (whether by merger, consolidation, sale or contribution of assets or stock or otherwise), in one transaction or a series of related transactions (a "Disposition"), by the Company of all or substantially all of the properties and assets of either Group to one or more persons or entities (other than (w) the Disposition by the Company of all or substantially all of the Company's properties and assets in one transaction or a series of related transactions in connection with the liquidation, dissolution or termination of the Company and the distribution of assets to shareholders, (x) on a pro rata basis to the holders of all outstanding shares of the class of Common Stock relating to such Group, (y) to any person or entity controlled by the Company (as determined by the Board) or
(z) in connection with a Related Business Transaction), the Company is required, on or prior to the 85th Trading Day following the consummation of such Disposition, to either:

  (1) provided that there are assets of the Company legally available therefor:

    (i) subject to the limitations described above in the second paragraph under "--Dividends," declare and pay a dividend or other distribution in cash and/or securities (other than Common Stock) or other property to the holders of outstanding shares of the class of Common Stock relating to the Group subject to such Disposition having a Fair Value as of the date of such consummation equal in the aggregate to the Fair Value of the Net Proceeds of such Disposition as of the date of such consummation; or

    (ii) (A) if such Disposition involves all (not merely substantially all) of the properties and assets of such Group, redeem all outstanding shares of Common Stock relating to the Group subject to such Disposition in exchange for cash and/or securities (other than Common Stock) or other property having a Fair Value as of the date of such consummation in the aggregate equal to the Fair Value of the Net Proceeds of such Disposition as of the date of such consummation; or

       (B) if such Disposition involves substantially all (but not all) of the properties and assets of such Group, redeem such number of whole shares of the class of Common Stock relating to the Group subject to such Disposition (but in any event not more than the number of shares of such class of Common Stock outstanding) as have in the aggregate an average Market Value, during the 10-Trading Day period beginning on the 16th Trading Day immediately succeeding such consummation closest to the Fair Value of the Net Proceeds of such Disposition as of the date of such consummation, in consideration for cash and/or securities (other than Common Stock) or other property having a Fair Value in the aggregate equal to such Fair Value of the Net Proceeds of such Disposition as of the date of such consummation;

  provided, however, that the Company may only redeem shares of a class of Common Stock pursuant to this paragraph (ii) if the Fair Value of the Net Proceeds to be paid in redemption of such class is less than or equal to the Available Dividend Amount with respect to the Group subject to such Disposition; or

  (2) convert each outstanding share of the class of Common Stock relating to the Group subject to such Disposition into a number of fully paid and nonassessable shares of the class of Common Stock relating to the other Group (or, if the Common Stock relating to the other Group is not Publicly Traded at such time and shares of another class or series of common stock of the Company (other than of the class of Common Stock relating to the Group subject to such Disposition) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion mailed to holders), equal to 110% of the ratio (rounded to the nearest five decimal places) of the average Market Value of one share of the class of Common Stock relating to the Group subject to such Disposition to the average Market Value of one share of the class of Common Stock relating to the other Group (or such other class or series of common stock, as the case may be), during the 10-Trading Day period beginning on the 16th Trading Day following such consummation.

  For purposes of the foregoing, "substantially all of the properties and assets" of either Group means a portion of such properties and assets (i) that represents at least 80% of the then Fair Value of the properties and assets of such Group or (ii) from which were derived at least 80% of the aggregate revenues for the immediately preceding 12 fiscal quarterly periods derived from the properties and assets of such Group.

  The Board may, within one year after a dividend or other distribution or redemption following a Disposition by a Group of its properties or assets, convert each outstanding share of the class of Common Stock relating to the Group subject to such Disposition into a number of fully paid and nonassessable shares of the class of Common Stock relating to the other Group (or, if the class of Common Stock relating to the other Group is not Publicly Traded at such time and shares of any class or series of Common Stock of the Company (other than of the class of Common Stock relating to the Group subject to such Disposition) are then Publicly Traded, of such other class or series of common stock as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion mailed to holders) equal to 110% of the Market Value Ratio of the Converted Stock to the Consideration Stock as of the fifth Trading Day prior to the date of the notice of such conversion mailed to such holders.

  Any such conversion would dilute the interest in the Company of holders of the class of Common Stock relating to the Group not subject to the Disposition and would preclude holders of both classes of Common Stock from retaining their investment in a security reflecting separately the business of their respective Group. In determining whether to effect any such conversion following such a dividend or other distribution or partial redemption, the Board, in its sole discretion and consistent with its fiduciary duties, in addition to other matters, would likely consider whether the remaining properties and assets of the Group subject to the Disposition continue to constitute a viable business. Other considerations could include the number of shares of Common Stock relating to such Group remaining issued and outstanding and the per share market price of such Common Stock.

  A "Related Business Transaction" means any Disposition of all or substantially all of the properties and assets of either Group in a transaction or series of related transactions that result in the Company receiving in consideration of such properties and assets primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which (i) acquires such properties or assets or succeeds (by merger, formation of a joint venture or otherwise) to the business conducted with such properties or assets or controls such acquiror or successor and (ii) is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition, as determined by the Board. The purpose of the Related Business Transaction exception is to enable the Company technically to "dispose" of properties or assets of a Group to other entities engaged or proposing to engage in businesses similar or complementary to those of the class of Common Stock of such Group without resulting in a dividend or other distribution on, or a conversion or redemption of, the class of Common Stock of such Group.

  The "Net Proceeds" of a Disposition of any of the properties and assets of either Group means, as of any date, an amount, if any, equal to what remains of the gross proceeds of such Disposition after any payment of, or reasonable provision is made as determined by the Board for, (a) any taxes payable by the Company (or which would have been payable but for the use of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or other distribution or redemption, (b) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses and (c) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Company incurred in connection with the Disposition or otherwise and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividend or other distributions in respect of the Preferred Stock or Junior Preferred Stock allocated to such Group.

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  The Company may elect to pay the dividend or other distribution or redemption price referred to in clause (1)(i) or (1)(ii) of the sixth preceding paragraph above either in the same form as the proceeds of the Disposition were received or in any other combination of cash, securities (other than Common Stock) or other property that the Board or, in the case of equity securities or debt securities that have not been Publicly Traded for a period of at least 15 months, an independent investment banking firm, determines will have an aggregate Market Value of not less than the amount of the Fair Value of the Net Proceeds.

  For illustrations of the calculations related to the mandatory dividend or other distribution on or redemption or conversion of Common Stock upon the Disposition of all or substantially all of the properties and assets of the Georgia-Pacific Group or the Timber Group and the possible subsequent conversion of any remaining Common Stock, see Annex II--"Illustrations of Certain Provisions of the Restated Articles".

  Conversion of Common Stock at Option of the Company. The Board may at any time convert each outstanding share of (i) Georgia-Pacific Group Stock into a number of fully paid and nonassessable shares of Timber Stock or (ii) Timber Stock into a number of fully paid and nonassessable shares of Georgia-Pacific Group Stock (or, if Timber Stock or Georgia-Pacific Group Stock, as the case may be, is not Publicly Traded at such time and shares of another class or series of common stock of the Company (other than Timber Stock or Georgia-Pacific Group Stock, respectively) are then Publicly Traded, of such other class or series of common stock of the Company as has the largest Market Capitalization as of the close of business on the Trading Day immediately preceding the date of the notice of such conversion mailed to holders), equal to 115% of the Market Value Ratio of the Converted Stock to the Consideration Stock as of the fifth Trading Day prior to the date of the notice of such conversion mailed to such holders.

  The foregoing provisions allow the Company the flexibility to recapitalize the Common Stock into one class of Common Stock that would, after such recapitalization, represent an equity interest in all of the Company's businesses. The optional conversion could be exercised at any time in the future if the Board determines that, under the facts and circumstances then existing, an equity structure consisting of separated classes of common stock intended to reflect separately the performance of the Company's manufacturing business and the timber business is no longer in the best interests of all of the Company's shareholders. Such conversion may be exercised, however, at a time that is disadvantageous to the holders of one or both of the classes of Common Stock. See "Risk Factors--Fiduciary Duties of the Board; No Definitive Precedent under Georgia Law" and "--Potential Conflicting Interests."

  For an illustration of the calculation of the number of shares of one class of Common Stock converted into shares of the other class of Common Stock at the option of the Company, see Annex II--"Illustrations of Certain Provisions of the Restated Articles."

  Redemption in Exchange for Stock of Subsidiary. At any time at which all of the assets and liabilities of the Georgia-Pacific Group (and no other assets or liabilities of the Company or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Company (the "Georgia-Pacific Group Subsidiaries"), the Board may, provided that there are assets of the Company legally available therefor, redeem all of the outstanding shares of Georgia-Pacific Group Stock for all of the outstanding shares of the common stock of the Georgia-Pacific Group Subsidiaries equal to the number of shares of the Georgia-Pacific Group Subsidiaries to be outstanding immediately following such redemption.

  At any time at which all of the assets and liabilities of the Timber Group (and no other assets or liabilities of the Company or any subsidiary thereof) are held directly or indirectly by one or more wholly-owned subsidiaries of the Company (the "Timber Group Subsidiaries"), the Board may, provided that there are assets of the Company legally available therefor, redeem all of the outstanding shares of Timber Stock for a number of shares of common stock of the Timber Group Subsidiaries equal to the number of shares of the Timber Group Subsidiaries to be outstanding immediately following such redemption.

  These provisions are intended to give the Company increased flexibility with respect to spinning-off the assets of one of the Groups by transferring the assets of such Group to one or more wholly-owned subsidiaries and redeeming the shares of Common Stock related to such Group in exchange for stock of such subsidiary or subsidiaries. As a result of any such redemption, holders of each class of Common Stock would hold securities of separate legal entities operating in distinct lines of business. Such a redemption could be authorized by the Board at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of the Georgia-Pacific Group Stock and the Timber Stock is no longer in the best interests of all of the Company's shareholders.

  General Conversion and Redemption Provisions. Not later than the 10th Trading Day following the consummation of a Disposition referred to above under "--Mandatory Dividend on or Redemption or Conversion of Common Stock," the Company will announce publicly by press release (i) the estimated Net Proceeds of such Disposition, (ii) the number of shares outstanding of the class of Common Stock relating to the Group subject to such Disposition and
(iii) the number of shares of such Common Stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof. Not earlier than the 26th Trading Day and not later than the 30th Trading Day following the consummation of such Disposition, the Company will announce publicly by press release which of the actions specified in clause (1)(i), (1)(ii)(A), (1)(ii)(B) or (2) of the first paragraph under "--Mandatory Dividend on or Redemption or Conversion of Common Stock" it has irrevocably determined to take.

  If the Company determines to pay a dividend or other distribution as described in clause (1)(i) of such paragraph, the Company is required, not later than the 30th Trading Day following the consummation of such Disposition, to cause to be given to each holder of shares of the class of Common Stock relating to the Group subject to such Disposition and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such Common Stock (unless alternate provision for notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), a notice setting forth (i) the record date for determining holders entitled to receive such dividend or other distribution, which shall be not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition, (ii) the anticipated payment date of such dividend or other distribution (which will not be more than 85 Trading Days following the consummation of such Disposition), (iii) the type of property to be paid as such dividend or other distribution in respect of outstanding shares of such Common Stock, (iv) the Net Proceeds of such Disposition, (v) the number of outstanding shares of such Common Stock and the number of shares of such Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (vi) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive such dividend or other distribution only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (i) of this sentence. Such notice will be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Company.

  If the Company determines to undertake a redemption pursuant to clause
(1)(ii)(A) of the first paragraph under "--Mandatory Dividend on or Redemption or Conversion of Common Stock," the Company is required, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the redemption date, to cause to be given to each holder of shares of the class of Common Stock subject to the Disposition referred to in such paragraph, and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) a notice setting forth (i) a statement that all shares of such Common Stock outstanding on the redemption date will be redeemed, (ii) the redemption date (which will not be more than 85 Trading Days following the consummation of such Disposition), (iii) the type of property in which the redemption price for the shares to be redeemed is to be paid, (iv) the Net Proceeds of such Disposition, (v) the place or places where certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement) are to be surrendered for delivery of cash and/or securities or other property, (vi) the number of outstanding shares of such Common Stock and the number of shares of such class of Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (vii) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the redemption date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or the Restated Articles as then amended if such holder thereafter converts, exchanges or exercises such Convertible Securities and (viii) a statement to the effect that, except as otherwise provided below, dividends or other distributions on such shares of such Common Stock shall cease to be paid as of such redemption date. Such notice will be sent by first-class mail, postage prepaid to each such holder at such holder's address as the same appears on the transfer books of the Company.

  If the Company determines to undertake a redemption pursuant to clause
(1)(ii)(B) of the first paragraph under "--Mandatory Dividend on or Redemption or Conversion of Common Stock," the Company is required, not later than the 30th Trading Day following consummation of the Disposition referred to in such paragraph, to cause to be given to each holder of shares of the class of Common Stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a date, not earlier than the 40th Trading Day and not later than the 50th Trading Day following the consummation of such Disposition in respect of which such redemption is to be made, on which shares of such class of Common Stock will be selected for redemption, (ii) the anticipated redemption date which will not be more than 85 Trading Days following the consummation of such Disposition, (iii) the type of property in which the redemption price for the shares to be redeemed is to be paid, (iv) the Net Proceeds of such Disposition, (v) the number of outstanding shares of such Common Stock and the number of shares of such Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (vi) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the date referred to in clause (i) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or the Restated Articles as then amended if such holder thereafter converts, exchanges or exercises such Convertible Securities and (vii) a statement that the Company will not be required to register a transfer of any shares of such class of Common Stock for a period of 15 Trading Days next preceding the date referred to in clause (i) of this sentence. Promptly, but not earlier than 40 Trading Days nor more than 50 Trading Days following the consummation of such Disposition, the Company is required to cause to be given to each holder of shares of such Common Stock to be so redeemed a notice setting forth (1) the number of shares of such Common Stock held by such holder to be redeemed, (2) a statement that such shares of such Common Stock will be redeemed, (3) the redemption date, (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of such Common Stock to be redeemed, including details as to the calculation thereof, (5) the place or places where certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement) are to be surrendered for delivery of such cash and/or securities or other property, (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Company after the redemption date and (7) a statement to the effect that, except as otherwise provided below, dividends or other distributions on such shares of such Common Stock will cease to be paid as of such redemption date. Such notices will be sent by first-class mail, postage prepaid to each such holder, at such holder's address as the same appears on the transfer books of the Company.

  If less than all of the outstanding shares of such Common Stock are to be redeemed as described above under "--Mandatory Dividend on or Redemption or Conversion of Common Stock," such shares will be redeemed by the Company pro rata among the holders of outstanding shares of such Common Stock or by such other method as may be determined by the Board to be equitable.

  In the event of any conversion as described above under "--Conversion of Common Stock at Option of the Company" or "--Mandatory Dividend on or Redemption or Conversion of Common Stock," the Company will cause to be given, not earlier than the 35th Trading Day and not later than the 45th Trading Day prior to the Conversion Date, to each holder of shares of the class of Common Stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that all outstanding shares of such Common Stock will be converted, (ii) the conversion date (which, in the case of a conversion after a Disposition, will not be more than 85 Trading Days following the consummation of such Disposition), (iii) the per share number of shares of Georgia-Pacific Group Stock or Timber Stock, as the case may be, to be received with respect to each share of such Common Stock, including details as to the calculation thereof, (iv) the place or places where certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement) are to be surrendered for delivery of certificates for shares of such Common Stock, (v) the number of outstanding shares of such Common Stock and the number of shares of such Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof, (vi) a statement to the effect that, except as otherwise provided below, dividends or other distributions on such shares of such Common Stock will cease to be paid as of such conversion date and (vii) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of such Common Stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the conversion date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or the Restated Articles as then amended if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, to such holder at such holder's address as the same appears on the transfer books of the Company.

  If the Company determines to redeem shares of a class of Common Stock as described above under "--Redemption in Exchange for Stock of Subsidiary," the Company will cause to be given to each holder of shares of such Common Stock and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such Common Stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), a notice setting forth (i) a statement that all shares of such Common Stock outstanding on the redemption date will be redeemed in exchange for shares of common stock of the Georgia-Pacific Group Subsidiaries or shares of common stock of the Timber Group Subsidiaries, as the case may be, (ii) the redemption date, (iii) the place or places where certificates for shares of such Common Stock properly endorsed or assigned for transfer (unless the Company waives such requirement) are to be surrendered for delivery of certificates for shares of common stock of the Georgia-Pacific Group Subsidiaries or shares of common stock of the Timber Group Subsidiaries, as the case may be, (iv) a statement to the effect that, except as otherwise provided below, dividends or other distributions on such shares of such Common Stock will cease to be paid as of such redemption date,
(v) the outstanding number of shares of such Common Stock and the number of shares of such Common Stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof and (vi) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities will be entitled to receive shares of common stock of the Georgia-Pacific Group Subsidiaries or shares of common stock of the Timber Group Subsidiaries, as the case may be, only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the date referred to in clause (ii) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or the Restated Articles as then amended if such holder thereafter converts, exchanges or exercises such Convertible Securities. Such notice will be sent by first-class mail, postage prepaid, not less than 30 Trading Days nor more than 45 Trading Days prior to the redemption date, to each such holder at such holder's address as the same appears on the transfer books of the Company.

  Neither the failure to mail any notice described above to any particular holder of shares of any class of Common Stock or of any Convertible Securities nor any defect therein will affect the sufficiency thereof with respect to any other holder of outstanding shares of such Common Stock or of outstanding Convertible Securities, or the validity of any such conversion or redemption.

  The Company will not be required to issue or deliver fractional shares of any class or series of capital stock or any fractional securities to any holder of either class of Common Stock upon any conversion, redemption, dividend or other distribution described above. If more than one share of Common Stock is held at the same time by the same holder, the Company may aggregate the number of shares of any class or series of capital stock that is issuable or the amount of securities or property that is distributable to such holder upon any such conversion, redemption, dividend or other distribution (including any fractions of shares or securities). If the number of shares of any class or series of capital stock or the amount of securities remaining to be issued or distributed to any holder of such Common Stock is a fraction, the Company will, if such fraction is not issued or distributed to such holder, pay a cash adjustment in respect of such fraction in an amount equal to the Fair Value of such fraction on the fifth Trading Day prior to the date such payment is to be made (without interest).

  No adjustments in respect of dividends or other distributions will be made upon the conversion or redemption of any shares of Common Stock; provided, however, that if such shares are converted or redeemed by the Company after the record date for determining holders of such Common Stock entitled to any dividend or other distribution thereon, such dividend or other distribution will be payable to the holders of such shares at the close of business on such record date notwithstanding such conversion or redemption, in each case without interest.

  Before any holder of Common Stock will be entitled to receive certificates representing shares of any capital stock, cash and/or other securities or property to be distributed to such holder with respect to any conversion or redemption of shares of such Common Stock, such holder is required to surrender at such place as the Company specified certificates for shares of such Common Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement). As soon as practicable after the Company's receipt of certificates for such shares of such Common Stock, the Company will deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of the kind of capital stock, cash and/or other securities or property to which such person was entitled, together with any fractional payment referred to above, in each case without interest. If less than all of the shares of Common Stock represented by any one certificate are to be redeemed, the Company will issue and deliver a new certificate for the shares of such Common Stock not redeemed.

  From and after any conversion or redemption of shares of either class of Common Stock, all rights of a holder of shares of such Common Stock that were converted or redeemed will cease, except for the right, upon surrender of the certificates representing such shares of such Common Stock, to receive the cash and/or the certificates representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were converted or redeemed, together with any fractional payment or rights to dividends or other distributions as provided above, in each case without interest. No holder of a certificate that immediately prior to the conversion or redemption of Common Stock represented shares of such Common Stock will be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock into or in exchange for which shares of such Common Stock were converted or redeemed until surrender of such holder's certificate in exchange for a certificate or certificates representing shares of such kind of capital stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the conversion or redemption, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a conversion or redemption, the Company will, however, be entitled to treat the certificates for such Common Stock that have not yet been surrendered for conversion or redemption as evidencing the ownership of the number of whole shares of the kind of capital stock for which the shares of such Common Stock represented by such certificates shall have been converted or redeemed, notwithstanding the failure to surrender such certificates.

  The Company will pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on conversion or redemption of shares of either class of Common Stock pursuant hereto. The Company will not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such Common Stock so converted or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax had been paid.

  LIQUIDATION. Currently, in the event of a liquidation, dissolution or termination of the Company, after payment, or provision for payment, of the debts and other liabilities of the Company and the payment of full preferential amounts (including any accumulated and unpaid dividends or other distributions) to which the holders of any Preferred Stock or Junior Preferred Stock are entitled, holders of Existing Common Stock are entitled to share ratably in the remaining net assets of the Company. Under the Letter Stock Proposal, in the event of a liquidation, dissolution or termination of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and full preferential amounts (including any accumulated and unpaid distributions) to which holders of any series of Preferred Stock or Junior Preferred Stock are entitled (regardless of the Group to which such shares of Preferred Stock or Junior Preferred Stock were attributed), the holders of Georgia-Pacific Group Stock and Timber Stock will be entitled to receive the net assets, if any, of the Company remaining for distribution to holders of Common Stock on a per share basis in proportion to a fixed number of units per share of each class ("Liquidation Units"). Each share of Georgia-Pacific Group Stock will have one Liquidation Unit and each share of Timber Stock will have a number of Liquidation Units (including a fraction of one unit) equal to the number of Liquidation Units determined by the ratio expressed as a decimal fraction (rounded to the nearest three decimal places) equal to the quotient of (A) the sum of (1) four times X over the five-Trading Day period ending on the 40th Trading Day immediately succeeding the Effective Date, (2) three times X over the next preceding five-Trading Day period, (3) two times X over the next preceding five-Trading Day period and (4) X over the next preceding five-Trading Day period, divided by (B) the sum of (1) four times Y over the five-Trading Day period ending on such 40th Trading Day immediately succeeding the Effective Date, (2) three times Y over the next preceding five-Trading Day period, (3) two times Y over the next preceding five-Trading Day period and
(4) Y over the next preceding five-Trading Day period, where X is the average Market Value of a share of Timber Stock and Y is the average Market Value of a share of Georgia-Pacific Group Stock. After the number of Liquidation Units to which each share of Timber Stock is entitled has been calculated in accordance with this formula, such number will not otherwise be changed without the approval of shareholders of each Group. Thus, after the date of the calculation of the number of Liquidation Units to which the Timber Stock is entitled the liquidation rights of the holders of the respective classes of Common Stock may not bear any relationship to the relative market values or the relative voting rights of the other class.

   The Company considers that its complete liquidation is a remote contingency, and its financial advisors believe that, in general, these liquidation provisions are immaterial to trading in Georgia-Pacific Group Stock and Timber Stock. No holders of Georgia-Pacific Group Stock will have any special right to receive specific assets of the Georgia-Pacific Group and no holder of Timber Stock will have any special right to receive specific assets of the Timber Group in the case of a liquidation, dissolution or termination of the Company.

  If the Company subdivides (by stock split, reclassification or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of any class of Common Stock or declares a dividend or other distribution of shares of any class of Common Stock to holders of such class of Common Stock, the number of Liquidation Units of the class of Common Stock will be appropriately adjusted as determined by the Board so as to avoid any dilution in aggregate liquidation rights of any class of Common Stock.

  Neither a merger nor share exchange of the Company into or with any other corporation, nor a merger or share exchange of any other corporation into or with the Company, nor any sale, lease, exchange or other disposition of all or any part of the assets of the Company, will, alone, be deemed to be a liquidation of the Company, or cause the dissolution of the Company, for purposes of the liquidation provisions set forth above.

  DETERMINATIONS BY THE BOARD. If the Letter Stock Proposal is approved by the shareholders and implemented by the Board, any determinations made in good faith by the Board pursuant to any provision described under "--Description of Georgia-Pacific Group Stock and Timber Stock," and any determinations with respect to any Group or the rights of holders of shares of either class of Common Stock, will be final and binding on all shareholders of the Company, subject to the rights of shareholders under applicable Georgia law and under the federal securities laws.

  PREEMPTIVE RIGHTS. Neither the holders of the Georgia-Pacific Group Stock nor the holders of the Timber Stock will have any preemptive rights or any rights to convert their shares into any other securities of the Company.

RESTATED RIGHTS AGREEMENT

  The Company has issued Junior Preferred Stock Purchase Rights (the "Original Rights") to all holders of its Existing Common Stock pursuant to a Rights Agreement dated as of July 31, 1989 between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Original Rights Agreement"). Each Original Right entitles the holder thereof to purchase shares of Series A Junior Preferred Stock under conditions specified in the Original Rights Agreement. If the Letter Stock Proposal is approved by the shareholders and implemented by the Board, the Original Rights Agreement will be amended and restated (the "Restated Rights Agreement") to, among other things, (i) reflect the new equity structure of the Company, (ii) reset the prices at which rights issued pursuant thereto may be exercised into units of Junior Preferred Stock,
(iii) extend the expiration date of the rights issued pursuant thereto from July 31, 1999 to December 31, 2007, (iv) change the triggering percentage with respect to a tender or exchange offer from 30% to 15%, and (v) replace the Board's ability to redeem the rights issued pursuant thereto for $.01 per right with the ability to terminate the rights.

  If the Letter Stock Proposal is approved by the shareholders and implemented by the Board, as of the Effective Date, the Board will amend the Articles by resolution to (i) reduce the authorized number of shares of Series A Junior Preferred Stock to zero, (ii) designate a new series of Junior Preferred Stock as the Series B Junior Preferred Stock and (iii) designate another new series of Junior Preferred Stock as the Series C Junior Preferred Stock. Further, subject to approval of the Letter Stock Proposal by the shareholders, the Board has resolved to (i) redesignate each Original Right as a "Georgia-Pacific Group Right," which will entitle the holders thereof to purchase shares of Series B Junior Preferred Stock under the conditions specified in the Restated Rights Agreement, and (ii) issue one right with respect to each share of Timber Stock (a "Timber Right"), which will entitle the holders thereof to purchase shares of Series C Junior Preferred Stock under the conditions specified in the Restated Rights Agreement. The Georgia-Pacific Group Rights and the Timber Rights are herein collectively referred to as the "Rights."

  The Restated Rights Agreement will provide that, prior to the earlier of (i) the tenth day (the "Stock Acquisition Date") after a public announcement that a person or group of affiliated or associated persons (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or such subsidiary) (an "Acquiring Person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the total voting rights of the then outstanding shares of Common Stock or (ii) the tenth business day following the commencement of a tender or exchange offer that would result in such person or group beneficially owning 15% or more of the total voting rights of the then outstanding shares of Common Stock (the earlier of such dates being called the "Separation Date"), each Georgia-Pacific Group Right and each Timber Right will be evidenced only by the certificates representing shares of Georgia-Pacific Group Stock and Timber Stock, respectively, then outstanding, and no separate Rights certificates will be distributed. Therefore, until the Separation Date, the Georgia-Pacific Group Rights will be transferred with and only with the Georgia-Pacific Group Stock, and the Timber Rights will be transferred with and only with the Timber Stock. For purposes of the Restated Rights Agreement, the total voting rights of the Common Stock will be determined based upon the voting rights of holders of outstanding shares of Timber Stock and Georgia-Pacific Group Stock in effect at the time of any such determination. See "--Description of Georgia-Pacific Group Stock and Timber Stock--Voting Rights." The Original Rights Agreement provided that the triggering percentage with respect to a tender or exchange offer would be 30% of the outstanding voting rights. The Restated Rights Agreement would decrease this percentage from 30% to 15% in order to make the triggering percentages for acquisitions of stock generally and for tender or exchange offers the same.

  Upon the close of business on the Separation Date, the Rights will separate from the Common Stock and become exercisable as described below. The Rights will expire on December 31, 2007 (the "Expiration Date"), unless earlier extended or terminated by the Company as described below. The Original Rights would have expired on July 31, 1999.

  Following the Separation Date, registered holders of Rights will be entitled to purchase from the Company (i) in the case of a Georgia-Pacific Group Right, one one-hundredth (1/100th) of a share of Series B Junior Preferred Stock (a "Series B Unit") at a purchase price of $350, subject to adjustment (the "Series B Unit Purchase Price"), and (ii) in the case of a Timber Right, one one-hundredth (1/100th) of a share of Series C Junior Preferred Stock (a "Series C Unit") at a purchase price of $100, subject to adjustment (the "Series C Unit Purchase Price"). An Original Right entitled the holder thereof to purchase one one-hundredth (1/100th) of a share of Series A Junior Preferred Stock at a purchase price of $175, under the conditions specified in the Original Rights Agreement. In adopting the Restated Rights Agreement, the Board determined that the purchase price related to an Original Right would not represent the long term value of a share of Georgia-Pacific Group Stock and, consequently, set the Series B Unit Purchase Price at $350.

  In the event (i) any person or group becomes an Acquiring Person, (ii) an Acquiring Person engages in one or more "self-dealing" transactions with the Company as set forth in the Restated Rights Agreement, (iii) the Company is the surviving or continuing corporation in a merger or other combination with an Acquiring Person and all the Common Stock remains outstanding and is not changed or exchanged or (iv) while there is an Acquiring Person, there shall be any reclassification of securities, recapitalization of the Company or other transaction or series of transactions that has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class or series of equity securities of the Company beneficially owned by the Acquiring Person, then the Rights will "flip-in," and proper provision will be made so that each holder of a Right, other than Rights which are, or under certain circumstances specified in the Restated Rights Agreement were, beneficially owned by any Acquiring Person (which will thereafter be void), will thereafter (a) in the case of a Georgia-Pacific Group Right, entitle its holder to purchase, at the Series B Unit Purchase Price, a number of Series B Units with a market value equal to twice the Series B Unit Purchase Price and
(b) in the case of a Timber Right, entitle its holder to purchase, at the Series C Unit Purchase Price, a number of Series C Units with a market value equal to twice the Series C Unit Purchase Price.

  Because of the nature of the dividend, liquidation and voting rights of each series of Junior Preferred Stock related to the Rights, the economic value of one Series B Unit and one Series C Unit should approximate the economic value of one share of Georgia-Pacific Group Stock and one share of Timber Stock, respectively.

  In the event, following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation, (ii) any person consolidates or merges with the Company and all or part of the Common Stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of the Company's assets or earning power is sold or transferred, the Rights will "flip-over," and each Georgia-Pacific Group Right and each Timber Right will entitle its holder to purchase, for the Series B Unit Purchase Price and Series C Unit Purchase Price, respectively, a number of shares of common stock of the surviving entity in any such merger, consolidation or other business combination or the purchaser in any such sale or transfer with a market value equal to twice the Series B Unit Purchase Price or Series C Unit Purchase Price, respectively.

  At any time until the earlier of (i) ten days following the Stock Acquisition Date or (ii) the Expiration Date, a majority of the independent directors of the Board may terminate the Rights without any payment to any holder thereof. Immediately upon the action of the Board ordering the termination of the Rights, the Rights will terminate and each Right will thereafter be null and void. The Original Rights Agreement permitted a majority of the independent directors of the Board to redeem the Original Rights in whole, but not in part, at a price of

$.01 per Original Right at any time before the earlier of (i) ten days following the Stock Acquisition Date or (ii) the Expiration Date. Allowing the Board to terminate the Rights instead of redeeming the Rights is intended to avoid the time and expense of a redemption in order to eliminate the effects of the Restated Rights Agreement.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

  At any time prior to the Separation Date, the Company may, without the approval of any holders of Rights, supplement or amend any provision of the Restated Rights Agreement, except that, without the approval of a majority of the independent directors, no supplement or amendment may be made that changes the Expiration Date, the Series B Purchase Price or Series C Purchase Price or the number of Series B Units or Series C Units of a share of Junior Preferred Stock for which a Right is exercisable (such provisions being referred to herein collectively as the "Principal Economic Terms"). From and after the Separation Date, the Company may, without the approval of any holders of Rights, supplement or amend the Restated Rights Agreement (i) to cure any ambiguity, (ii) to correct or supplement any provision that may be defective or inconsistent, (iii) subject to certain limitations and, in certain circumstances, only with the concurrence of a majority of the independent directors, to shorten or lengthen any time period under the Restated Rights Agreement (other than a time period relating to when the Rights may be terminated if at the time of such supplement or amendment the Rights are not then terminable), or (iv) in any manner that the Company may deem necessary or desirable and which does not adversely affect the interests of the holders of Rights (other than an Acquiring Person) and which does not change the Principal Economic Terms.

  A copy of the form of the Restated Rights Agreement (which includes as Exhibit A-1 thereto the Form of Rights Certificate for Georgia-Pacific Group Rights and as Exhibit A-2 thereto the form of Rights Certificate for the Timber Rights) will be filed with the Commission as an Exhibit to the Registration Statement of which this Proxy Statement is a part. A copy of the Original Rights Agreement previously has been filed with the Commission as an exhibit to a Registration Statement on Form 8-A, and is incorporated herein by reference. A copy of the form of the Restated Rights Agreement is available free of charge from the Company. This summary description of the Georgia-Pacific Group Rights and the Timber Rights does not purport to be complete and is qualified in its entirety by reference to the form of the Restated Rights Agreement.

CERTAIN ANTI-TAKEOVER PROVISIONS OF GEORGIA LAW AND GEORGIA-PACIFIC'S ARTICLES, BYLAWS AND RESTATED RIGHTS AGREEMENT

  The following information is provided with respect to certain matters that could be viewed as having the effect of discouraging an attempt to obtain control of the Company. The summary of certain provisions of Georgia-Pacific's Articles, Bylaws and Restated Rights Agreement set forth below is subject to and qualified in its entirety by reference to the Articles, Bylaws and form of Restated Rights Agreement, copies of which have been filed as an exhibit to the Registration Statement of which this Proxy Statement is a part.

  GEORGIA LAW

  General. Unless otherwise provided by a corporation's articles of incorporation or bylaws or by resolution of its board (by conditioning its submission of a proposed merger or share exchange), the Georgia Business Code generally requires the affirmative vote of a majority of all votes entitled to be cast, by all shares entitled to vote, voting as a single voting group, to approve mergers and share exchanges. Shareholders of the corporation surviving a merger need not approve a merger if: (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger;
(ii) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is to be an identical outstanding or reacquired share immediately after the merger; and (iii) the number and kind of shares outstanding immediately after the merger, plus the number and kind of shares issuable as a result of the merger and by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number and kind of shares of the surviving corporation authorized by its articles of incorporation immediately before the merger. Neither Georgia-Pacific's Articles nor its Bylaws contains a provision which alters the Georgia Business Code's voting requirements with respect to mergers and share exchanges.

  Georgia-Pacific has elected to be covered by two provisions of the Georgia Business Code that restrict business combinations with interested shareholders: the Business Combinations Provision and the Fair Price Provision. These provisions do not apply to a Georgia corporation unless its bylaws specifically make the statute applicable, and once adopted, in addition to any other vote required by the corporation's articles of incorporation or bylaws to amend the bylaws, such a bylaw may be repealed only by the affirmative vote of at least two-thirds of the continuing directors and a majority of the votes entitled to be cast by the voting shares of such corporation, other than shares beneficially owned by an interested shareholder and, with the respect to the Fair Price Provision, his, her or its associates and affiliates.

  Interested Shareholder Transactions. The provisions of the Georgia Business Code concerning "Business Combinations with Interested Stockholders" (the "Business Combinations Provision") generally prohibits certain "resident domestic Georgia corporations" from entering into certain business combination transactions with any "interested shareholder" (generally defined as any person other than the corporation or its subsidiaries beneficially owning at least 10% of the outstanding voting stock of the corporation) for a period of five years from the date that person became an interested shareholder, unless:
(i) prior to becoming an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction by which the shareholder became an interested shareholder; or (ii) in the transaction in which the shareholder became an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the voting stock outstanding (excluding, for purposes of determining the number of shares outstanding, Insider Shares) at the time the transaction commenced; or
(iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in the interested shareholder being the beneficial owner of at least 90% of the outstanding voting shares (excluding, for purposes of determining the number of shares outstanding, Insider Shares) and the transaction was approved at an annual or special meeting of shareholders by the holders of a majority of the voting stock entitled to vote thereon (excluding from such vote, Insider Shares and voting stock beneficially owned by the interested shareholder). For purposes of the Business Combinations Provision, "Insider Shares" refers generally to shares owned by: (a) persons who are directors or officers of the corporation, their affiliates, or associates; (b) subsidiaries of the corporation; and (c) any employee stock plan under which participants do not have the right (as determined exclusively by reference to the terms of such plan and any trust which is part of such plan) to determine confidentially the extent to which shares held under such plan will be tendered in a tender or exchange offer. A Georgia corporation's bylaws must specify that all requirements of the Business Combinations Provision apply to the corporation in order for the Business Combinations Provision to apply. Georgia-Pacific's Bylaws contain a provision stating that all requirements and provisions of the Business Combinations Provision (and any successor provisions thereto) apply to any "business combinations" involving Georgia-Pacific.

  Fair Price Requirements. The Georgia Business Code also contains a provision concerning "Fair Price Requirements" (the "Fair Price Provision") which imposes certain requirements on "business combinations" of a Georgia corporation with any person who is an "interested shareholder" of that corporation. In addition to any vote otherwise required by law or the corporation's articles of incorporation, under the Fair Price Provision business combinations with an interested shareholder must meet one of the three following criteria designed to protect a corporation's minority shareholders: (i) the transaction must be unanimously approved by the "continuing directors" of the corporation (generally directors who served prior to the time an interested shareholder acquired 10% ownership and who are unaffiliated with such interested shareholder) provided that the continuing directors constitute at least three members of the board of directors at the time of such approval; or (ii) the transaction must be recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination; or (iii) the terms of the transaction must meet specified fair pricing criteria and certain other tests. A Georgia corporation's bylaws must specify that all requirements of the Fair Price Provision apply to the corporation in order for the Fair Price

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Provision to apply. Georgia-Pacific's Bylaws contain a provision stating that all requirements and provisions of the Fair Price Provision (and any successor provisions thereto) apply to any "business combinations" involving Georgia-Pacific. The Fair Price Provision provides no protection for holders of other classes of common stock that was purchased by an acquiror whose purchase(s) triggered the Fair Price provision.

  ARTICLES OF INCORPORATION AND BYLAWS

  Staggered Board. The Board is divided into three classes of directors serving staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. If the number of directors is increased or decreased, such increase or decrease will be apportioned among the classes so as to maintain, as nearly as possible, an equal number of directors in each class. Any additional director elected to fill a vacancy resulting from an increase in the size of the Board shall not be classified until the next election of directors by shareholders. The Georgia Business Code provides that a bylaw establishing staggered terms for directors may only be adopted, amended or repealed by the shareholders. Furthermore, the Articles provide that this bylaw provision may only be amended by the affirmative vote of at least 75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors, voting as a single voting group.

  The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in the majority of the Board. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Georgia-Pacific, even though such an attempt might be beneficial to Georgia-Pacific and its shareholders. See "Risk Factors--Effects on Potential Acquisitions of a Group or a Class of Common Stock."

  Increase in Number of Directors. The Bylaws provide that the number of directors may be increased or decreased by the Board or by the affirmative vote of at least 75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors, voting as a single voting group.

  Filling Vacancies. The Bylaws provide that any vacancy on the Board may be filled by a majority of the remaining members of the Board, though less than a quorum, by the sole remaining director or, if not so filled, by the holders of the shares of stock who are entitled to vote for the director with respect to which the vacancy is being filled, unless such vacancy occurs with respect to a director elected by a particular class or series of shares voting as a class or series. In the latter case, the vacancy may be filled by the remaining director or directors elected by that class or series, or, if not so filled, by the shareholders of that class or series. Any vacancy arising by reason of an increase in the number of directors may only be filled by the Board. The Articles provide that this provision of the Bylaws may only be amended by the affirmative vote of at least 75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors, voting as a single voting group. Accordingly, the Board could temporarily prevent any shareholder from enlarging the Board and filling the new directorships with such shareholder's own nominees.

  Special Meetings of Shareholders. The Georgia Business Code provides that a Georgia corporation shall hold a special meeting of shareholders: (i) on the call of the corporation's board of directors or the person or persons authorized by the corporation's articles of incorporation or bylaws; (ii) in the case of a corporation having more than 100 shareholders of record, upon the written demand of the holders of at least 25%, or such greater or lesser percentage as may be provided in the corporation's articles of incorporation or bylaws, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting; or (iii) in the case of a corporation having 100 or fewer shareholders of record, upon the written demand of the holders of at least 25%, or such lesser percentage as may be provided in the corporation's articles of incorporation or bylaws, of all the votes entitled to be cast on any issue considered at the proposed special meeting. The Bylaws provide that a special meeting of shareholders may be called by: (i) the Chairman or Vice Chairman of the Board; (ii) the Chief Executive Officer; (iii) the President; (iv) the Board; or (v) the holders of at least 75% of the outstanding shares of the Company entitled to vote in an election of directors.

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  Nomination of Directors. The Bylaws provide that nomination for the election of directors may be made only by the Board or by a shareholder entitled to vote in the election of directors who gives timely written notice to the Secretary of the Company. Any such notice must be given not later than (i) with respect to an election to be held at an annual meeting of shareholders, not less than 60 nor more than 75 days in advance of such meeting or (ii) with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The shareholder's notice must set forth (a) the name and address of the shareholder who intends to make the nomination; (b) a representation that the shareholder is a holder of record of shares of the Company's capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) the class and number of shares of Common Stock held of record, owned beneficially and represented by proxy, by the shareholder and each proposed nominee as of the date of the notice; (d) the name, age, business and residence addresses and principal occupation or employment of each proposed nominee; (e) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder; (f) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; and (g) the written consent of each proposed nominee to serve as a director of the Company if so elected. The Articles further provide that these procedures may only be amended pursuant to the affirmative vote of at least 75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors.

  Social Responsibility Provision. The Articles include a provision permitting the Board to consider any pertinent factors, including general, social and economic effects, in discharging their duties and in determining what is in the best interests of the corporation. This provision clarifies the Board's authority to consider factors other than the interests of the shareholders themselves when considering an acquisition offer.

  Issuance of Preferred Stock or Junior Preferred Stock. The Articles currently provide for the issuance of Preferred Stock and Junior Preferred Stock in series at the discretion of the Board without further action by the Company's shareholders (except as may be required by applicable law or the rules or regulations of any securities exchange on which the Company's securities may then be listed). The Board may designate any of such series of Preferred Stock or Junior Preferred Stock and may establish the relative rights and preferences of each series; however, no series of Preferred Stock or Junior Preferred Stock may entitle the holder thereof to more than one vote per share. The Articles authorize 10 million shares of Preferred Stock and 25 million shares of Junior Preferred Stock, of which 5 million shares will be designated as Series B Junior Preferred Stock and 5 million shares will be designated as Series C Junior Preferred Stock. The shares of Series B Junior Preferred Stock and Series C Junior Preferred Stock will be reserved for issuance in connection with the Restated Rights Agreement. One of the effects of the existence of authorized, unissued and unreserved Preferred Stock or Junior Preferred Stock could be to enable the Board to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

  Shareholder Proposals. The Bylaws set forth certain procedural requirements governing the submission of shareholder proposals. Shareholder proposals that are not made in accordance with such procedures may be disregarded at any shareholders' meeting at which a vote on the proposal is sought. The existence of these procedural requirements could have the effect of delaying or preventing the submission of certain matters proposed by any shareholder to a vote of the shareholders.

  Restrictions on Amendment of Articles. Under the Georgia Business Code, in general and except as otherwise provided by the Articles, amendments to the Articles must be recommended to the shareholders by the Board and approved at a properly called shareholder meeting by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment.

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  The Articles require the affirmative vote of the holders of not less than
75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors voting together as a single class, to make, alter, amend, change, add to or repeal any provision of the Articles or Bylaws, as applicable, where such creation, alteration, amendment, change, addition or repeal would be inconsistent with the provisions of the Articles or Bylaws, as applicable, relating to: (i) the number of members of the Board; (ii) the classification of the Board; (iii) the filling of vacancies on the Board; (iv) the Junior Preferred Stock;
(v) procedure for nomination of directors; (vi) removal of directors; (vii) calling special meetings of shareholders; or (viii) amending the provisions establishing the supermajority votes.

  Restrictions on Amendment of Bylaws. Under the Georgia Business Code, in general and subject to the requirements of the Business Combinations Provision, the Fair Price Provision and the Articles, the Bylaws may be altered, amended or repealed by the Board or by the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and actually voted on such matter. Further, the Bylaws require the affirmative vote of at least 75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors voting together as a single voting group to change the number of members of the Board or to remove any directors.

  RESTATED RIGHTS AGREEMENT

  The Restated Rights Agreement will permit disinterested shareholders to acquire additional shares of the Company or of an acquiring company at a substantial discount in the event of certain described changes in control. See "--Restated Rights Agreement."

  Certain provisions described above may have the effect of delaying shareholder actions with respect to certain business combinations and the election of new members of the Board. As such, the provisions could have the effect of discouraging open market purchases of Common Stock because they may be considered disadvantageous by a shareholder who desires to participate in a business combination or elect a new director.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion summarizes the principal United States federal income tax consequences of the Letter Stock Proposal. The discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), Treasury Department regulations, published positions of the Service, and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the Georgia-Pacific Group Stock and the Timber Stock or the Treasury Department could promulgate regulations that change current law, including regulations issued pursuant to its authority under
Section 337(d) of the Code. Any future legislation or regulations could be enacted or promulgated so as to apply retroactively to the Georgia-Pacific Group Stock and the Timber Stock.

  This discussion addresses only those shareholders who hold their Existing Common Stock as a capital asset within the meaning of Section 1221 of the Code, and is included for general information only. It does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of such shareholder's personal tax circumstances and does not apply to certain types of shareholders who may be subject to special treatment under the federal income tax laws. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS TO WHICH THEY MAY BE SUBJECT.

  In the opinion of Simpson Thacher & Bartlett, special tax counsel to the Company, the Georgia-Pacific Group Stock and the Timber Stock will be treated for federal income tax purposes as common stock of the Company and, based on such treatment, (i) the shareholders will not recognize income, gain or loss on either the redesignation of Existing Common Stock as Georgia-Pacific Group Stock or the distribution of the Timber Stock pursuant to the Letter Stock Proposal; (ii) the basis of the Existing Common Stock held by a shareholder

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